Exhibit 23.1.0

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 333-26097 and No. 333-82417 on Form S-3, and No. 33-95546, No. 33-95548, No.
33-95550, No. 333-02560, No. 333-82393, No. 333-82411, No. 333-46680, and No
333-75774 on Form S-8 of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets, effective January 1, 2002) appearing in this Annual Report on Form 10-K of GrafTech International Ltd. (formerly UCAR International Inc.) and subsidiaries for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP


Philadelphia, Pennsylvania
March 12, 2004